Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE ODP CORPORATION

The present name of the corporation is The ODP Corporation. The corporation was incorporated under the name “The ODP Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 9, 2020. This Amended and Restated Certificate of Incorporation of the corporation (this “restated certificate of incorporation”), which amends and restates the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE ONE

The name of the corporation is The ODP Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

4.1 Capital Stock. The total number of shares of capital stock which the corporation has authority to issue is 80 million shares of Common Stock, par value of $0.01 per share, and 1 million shares of Preferred Stock, par value of $0.01 per share.

4.2 Common Stock. Except as otherwise provided by the General Corporation Law of the State of Delaware, by this restated certificate of incorporation or any amendments thereto or by resolutions adopted by the board of directors of the corporation providing for the issuance of Preferred Stock, all of the voting power of the corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one (1) vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders.

4.3 Preferred Stock. The board of directors of the corporation is authorized, subject to the limitations prescribed by law and the provisions of this restated certificate of incorporation, to provide for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences, rights and qualifications, limitations or restrictions of the shares of the Preferred Stock of each such series.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

The corporation has expressly elected not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged by the undersigned this 26th day of June, 2020.

/s/ N. David Bleisch
Name: N. David Bleisch
Title: Executive Vice President, Chief Legal & Administrative Officer